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                                                                  EXHIBIT 3.1(h)

                               EOG RESOURCES, INC.
               CERTIFICATE OF DESIGNATIONS, PREFERENCES AND RIGHTS
                                       OF
      FLEXIBLE MONEY MARKET CUMULATIVE PREFERRED STOCK (MMP(R)), SERIES C

                   (Liquidation Preference $100,000 Per Share)


                        ---------------------------------

                         Pursuant to Section 151 of the
                General Corporation Law of the State of Delaware

                ------------------------------------------------

         The following resolutions were duly adopted by a duly authorized committee of the Board of Directors (the "Board of Directors" or "Board") of EOG Resources, Inc., a Delaware corporation (the "Corporation"), by unanimous written consent dated as of December 14, 1999 and in accordance with the provisions of Section 151 of the Delaware General Corporation Law:

         RESOLVED, that pursuant to authority conferred upon the Board of Directors by the provisions of the Restated Certificate of Incorporation, as amended (the "Certificate"), and the By-Laws, as amended, (the "By-Laws"), of the Corporation, this committee of the Board of Directors hereby creates a series of the preferred stock, $0.01 par value per share, of the Corporation ("Preferred Stock") and fixes the designation, preferences and rights of the shares of such series as follows:

         1. Designation: A series of five hundred (500) shares of Preferred Stock, par value $0.01 per share, liquidation preference $100,000 per share plus an amount equal to accumulated but unpaid dividends (whether or not earned or declared) thereon, is hereby designated "Flexible Money Market Cumulative Preferred Stock (MMP(R)), Series C" (the "Shares"). The Shares shall constitute a separate series of preferred stock of the Corporation, and shall rank on a parity with the shares of the Series A preferred stock and prior to or on a parity with other shares of preferred stock as to dividends and upon the liquidation, dissolution or winding up of the Corporation, except as described herein.

         2. Definitions(1). Unless the context or use indicates another or different meaning or intent, in this Certificate of Designations the following terms have the following meanings, whether used in the singular or plural:

         "AA Composite Commercial Paper Rate," on any date of determination, means (i) the Interest Equivalent of the rate on commercial paper placed on behalf of issuers whose corporate bonds are rated "AA" by S&P or "Aa" by Moody's or the equivalent of such rating by another nationally recognized statistical rating organization, as such rate is made available on a discount basis or otherwise by the Federal Reserve Bank of New York for the Business Day immediately



--------
(R) Registered trademark of Lehman Brothers Inc.

(1) Certain additional terms used in this Certificate of Designations are defined in Paragraphs 2, 3 and 7 hereof.

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preceding such date, or (ii) in the event that the Federal Reserve Bank of New
York does not make available such a rate, then the arithmetic average of the Interest Equivalent of the rate on commercial paper placed on behalf of such issuers, as quoted on a discount basis or otherwise by the Commercial Paper Dealer, to the Auction Agent for the close of business on the Business Day immediately preceding such date. If the Commercial Paper Dealer does not quote a rate required to determine the "AA" Composite Commercial Paper Rate, the "AA" Composite Commercial Paper Rate will be determined on the basis of the quotation or quotations furnished by any Substitute Commercial Paper Dealer or Substitute Commercial Paper Dealers. If the number of Dividend Period Days shall be (i) 7 or more but fewer than 49 days, such rate shall be the Interest Equivalent of the 30-day rate on such commercial paper; (ii) 49 or more but fewer than 70 days, such rate shall be the Interest Equivalent of the 60-day rate on such commercial paper; (iii) 70 or more days but fewer than 85 days, such rate shall be the arithmetic average of the Interest Equivalent of the 60-day and 90-day rates on such commercial paper; (iv) 85 or more days but fewer than 99 days, such rate shall be the Interest Equivalent of the 90-day rate on such commercial paper; or (v) 99 or more days but fewer than 183 days, such rate shall be determined by linear interpolation between the Interest Equivalents of the 90-day rate and the 180-day rate on such commercial paper.

         "Affected Dividend Payment Date" has the meaning set forth in paragraph 3(e).

         "Affiliate" means any Person known to the Auction Agent to be controlled by, in control of, or under common control with, the Corporation.

         "Agent Member" means a member of the Securities Depository that will act on behalf of an Existing Holder, a beneficial owner, or a Potential Holder or potential beneficial owner of one or more Shares.

         "Applicable Rate" means, with respect to any Shares for any Dividend Period therefor, the rate per annum at which cash dividends are payable on such Shares for such Dividend Period.

         "Auction" means a periodic implementation of the Auction Procedures.

         "Auction Agent" means a commercial bank, trust company or other financial institution appointed by a resolution of the Board of Directors that has entered into an agreement with the Corporation to follow the Auction Procedures for the purpose of determining the Applicable Rate and to act as transfer agent, registrar, dividend disbursing agent and redemption agent for the Shares.

         "Auction Procedures" means the procedures for conducting Auctions set forth in paragraph 7.

         "beneficial ownership" or "beneficially own" shall have the meanings ascribed to them under Rule 13d-3 under the Securities Exchange Act and "beneficial owner" shall have a corollary meaning.

         "Board of Directors" means the Board of Directors of the Corporation or any duly authorized committee thereof.


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         "Broker-Dealer" means any broker-dealer, or other entity permitted by law to perform the functions required of a Broker-Dealer in paragraph 7, that has been selected by the Corporation and has entered into a Broker-Dealer Agreement with the Auction Agent that remains effective.

         "Broker-Dealer Agreement" means an agreement between the Auction Agent and one or more Broker-Dealers pursuant to which each such Broker-Dealer agrees to follow the procedures specified in paragraph 7 of this Certificate of Designations.

         "Business Day" means a day on which the New York Stock Exchange, Inc. is open for trading and which is not a day on which banks in The City of New York are authorized or obligated by law to close.

         "Certificate" means the Corporation's Certificate of Incorporation, as amended and supplemented, on file in the office of the Secretary of State of the State of Delaware.

         "Code" means the Internal Revenue Code of 1986, as amended.

         "Commercial Paper Dealers" means such commercial paper dealer or dealers as the Corporation may from time to time appoint, or, in lieu of any thereof, their respective affiliates or successors.

         "Common Stock" means the common stock, par value $0.01 per share, of the Corporation.

         "Corporation" means EOG Resources, Inc., a Delaware corporation, and its successors.

         "Cumulative Parity Preferred Stock" has the meaning set forth in paragraph 6(b).

         "Date of Original Issue" means, with respect to the Shares, the date on which the Corporation originally issues such Shares.

         "Dividend Non-Payment Period" has the meaning set forth in paragraph 3(b)(iii)(B).

         "Dividend Payment Date," with respect to the Shares, includes each Initial Dividend Payment Date, Subsequent Dividend Payment Date and Period-End Dividend Payment Date.

         "Dividend Period," with respect to the Shares, includes the Initial Dividend Period and each Subsequent Dividend Period.

         "Dividend Period Days," with respect to any Dividend Period, means the calendar days included in such Dividend Period.

         "Dividends Received Percentage" means the percentage of dividends received by corporate taxpayers which may be deducted for federal income tax purposes pursuant to Section 243(a)(1) of the Code (or any successor provision).


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         "DRD Formula" means the amount derived from the following fraction:

                                    1 - [.35(1-.70)]

                                    ----------------

                                    1 - [.35(1-DRP)]

         "DRD Gross-Up Provisions" has the meaning set forth in paragraph 3(e).

         "DRP," as used in computing the DRD Formula, means the Dividends Received Percentage, measured as a fraction, applicable to the dividend in question; provided, however, that DRP shall in no event be less than .50.

         "Existing Holder," with respect to the Shares, means a Person who is listed as the owner of such Shares in the Stock Books.

         "Holder" or "holder," with respect to any Shares, means the record holder thereof.

         "IRS" means the Internal Revenue Service.

         "Initial Dividend Payment Dates," with respect to the Shares, means each March 15, June 15, September 15 and December 15 of each year during the Initial Dividend Period, commencing March 15, 2000.

         "Initial Dividend Period," with respect to the Shares, means the period from and including the Date of Original Issue for the Shares to but excluding the Initial Period-End Dividend Payment Date for the Shares.

         "Initial Dividend Rate," with respect to the Shares, means 6.84% per annum for the Initial Dividend Period for the Shares.

         "Initial Period-End Dividend Payment Date," with respect to the Shares, means December 15, 2004.

         "Interest Equivalent" means a yield on a 360-day basis of a discount basis security which is equal to the yield on an equivalent interest-bearing security.

         "Maximum Applicable Rate" has the meaning set forth in paragraph 7(a)(vi) of this Certificate of Designations.

          "Minimum Holding Period" means, at the time of reference thereto, the minimum holding period then required for corporate taxpayers to be entitled to the Dividends Received Deduction.

         "Moody's" means Moody's Investors Service, Inc. or its successors.

         "Non-Call Period," with respect to the Shares, means a specified portion or the entirety of a Special Dividend Period for the Shares during which the Shares shall not be subject to Optional Redemption, as selected by the Corporation pursuant to a Notice of Special Dividend Period.


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         "Non-Payment Period" includes any Dividend Non-Payment Period and
Redemption Price Non-Payment Period.

         "Non-Payment Period Rate," with respect to the Shares, means 275% of the Reference Rate applicable to such Shares.

         "Notice of Redemption" means a written notice of redemption given pursuant to paragraph 5.

         "Notice of Revocation" has the meaning set forth in paragraph
3(c)(iii).

         "Notice of Special Dividend Period" has the meaning set forth in paragraph 3(c)(iii).

         "Optional Redemption" means an optional redemption of Shares by the Corporation pursuant to paragraph 5(a)(i) or 5(a)(ii).

         "Optional Redemption Date" means the Dividend Payment Date selected by the Corporation for an Optional Redemption, which is at least 30 days but not more than 60 days after delivery of a Notice of Redemption with respect to such Optional Redemption.

         "Outstanding" means, as of any date, (i) with respect to the Shares, the Shares theretofore issued by the Corporation except, without duplication,
(A) any Shares theretofore cancelled, or delivered to the Auction Agent for cancellation, or redeemed by the Corporation, or as to which a Notice of Redemption shall have been given and the full amount payable upon such redemption shall have been deposited in trust by the Corporation with irrevocable payment instructions given pursuant to paragraph 5(c), provided that Shares as to which a Notice of Redemption has been given by the Corporation shall be deemed to be not outstanding for purposes of any Auction for such Shares held subsequent to the date of such Notice of Redemption and (B) any Shares as to which the Corporation or any Affiliate shall be an Existing Holder or beneficial owner and (ii) with respect to shares of other Preferred Stock, has the equivalent meaning.

         "Parity Preferred" means, with respect to the Shares, shares of the Series A Preferred Stock and each other outstanding series of Preferred Stock the holders of which, together with the Holders of the Shares, shall be entitled to the receipt of dividends or of amounts distributable upon liquidation, dissolution or winding up of the Corporation, as the case may be, in proportion to the full respective preferential amounts to which they are entitled, without preference or priority of one over the other.

         "Period-End Dividend Payment Dates" include the Initial Period-End Dividend Payment Date and each Subsequent Period-End Dividend Payment Date.

         "Person" means and includes an individual, a partnership, a corporation, a trust, an unincorporated association, a joint venture or other entity or a government or any agency or political subdivision thereof.

         "Potential Holder" means any Person who is not an Existing Holder but who may be interested in acquiring Shares, or who is an Existing Holder but who wishes to acquire additional Shares.


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         "Preferred Stock" means any preferred stock of the Corporation, including the Shares, that the Board of Directors has authority to issue under the Certificate of Incorporation.

         "Preferred Directors" has the meaning set forth in paragraph 6(c).

         "Redemption Non-Payment Period" has the meaning set forth in paragraph 3(b)(iv)(C)(1).

         "Reference Rate" means, (i) with respect to a Dividend Period of 49 days to 183 days, the applicable "AA" Composite Commercial Paper Rate, (ii) with respect to a Dividend Period of 184 days to 364 days, the applicable U.S. Treasury Bill Rate, (iii) with respect to a Dividend Period of one year to ten years, the applicable U.S. Treasury Note Rate, and (iv) with respect to a Dividend Period in excess of ten years, the applicable U.S. Treasury Bond Rate.

         "Regular Dividend Period" means a Subsequent Dividend Period consisting of 49 days as the same may be adjusted from time to time pursuant to paragraph 3(b)(i) in connection with requirement of, or a change of law altering the requirements of, the Minimum Holding Period, but in no event exceeding 98 days.

         "Retroactive Dividends" has the meaning set forth in Section 3(e).

         "S&P" means Standard & Poor's Ratings Services or its successors.

         "Securities Act" means the Securities Act of 1933, as amended.

         "Securities Exchange Act" means the Securities Exchange Act of 1934, as amended.

         "Securities Depository" means The Depository Trust Company or any successor Corporation or other entities elected by the Corporation as securities depository for the Shares that agrees to follow the procedures required to be followed by such securities depository in connection with the Shares.

         "Series A Preferred Stock" means the shares of Preferred Stock, par value $0.01 per share, liquidation preference $1,000 per shares designated as the "Fixed Rate Cumulative Perpetual Senior Preferred Stock, Series A," of the Corporation.

         "Shares" means the shares of Preferred Stock, par value $0.01 per share, liquidation preference $100,000 per share, plus an amount equal to accumulated but unpaid dividends (whether or not earned or declared), designated as the "Flexible Money Market Cumulative Preferred Stock (MMP(R)), Series C," of the Corporation.

         "Special Dividend Period" means a Subsequent Dividend Period consisting of at least 49 days as selected by the Corporation pursuant to a Notice of Special Dividend Period, to the extent that such selection by the Corporation shall be available pursuant hereto and subject to adjustment from time to time pursuant to paragraph 3(b)(i) in connection with requirements of, or a change of law altering requirements of, the Minimum Holding Period.


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         "Stock Books" means the books maintained by the Auction Agent setting forth at all times a current list, as determined by the Auction Agent, of Existing Holders.

         "Subsequent Dividend Payment Date" has the meaning set forth in paragraph 3(b)(i) of this Certificate of Designations.

         "Subsequent Dividend Period" has the meaning set forth in paragraph 3(c)(i) of this Certificate of Designations.

         "Subsequent Period-End Dividend Payment Date," with respect to each Subsequent Dividend Period, means the Business Day immediately succeeding the last day of such Subsequent Dividend Period.

         "Substitute Commercial Paper Dealer" or "Substitute Commercial Paper Dealers" means such substitute Commercial Paper Dealer or substitute Commercial Paper Dealers as the Corporation may from time to time appoint or, in lieu of any thereof, their respective affiliates or successors.

         "Substitute Rating Agency" and "Substitute Rating Agencies" mean a nationally recognized statistical rating organization and two nationally recognized statistical rating organizations, respectively, each term as defined for purpose of Rule 436(g)(2) under the Securities Act, selected by the Corporation after consultation with each Broker-Dealer, to act as the substitute rating agency or substitute rating agencies, as the case may be, to determine the credit ratings of the Shares.

         "Sufficient Clearing Bids" has the meaning as defined in paragraph
7(a).

         "U.S. Treasury Bill Rate" on any date means (i) the Interest Equivalent of the rate on the actively traded Treasury Bill with a maturity most nearly comparable to the length of the related Dividend Period, as such rate is made available on a discount basis or otherwise by the Federal Reserve Bank of New York in its Composite 3:30 P.M. Quotations for U.S. Government Securities report for such Business Day, or (ii) if such yield as so calculated is not available, the Alternate Treasury Bill Rate on such date. "Alternate Treasury Bill Rate" on any date means the Interest Equivalent of the yield as calculated by reference to the arithmetic average of the bid price quotations of the actively traded Treasury Bill with a maturity most nearly comparable to the length of the related Dividend Period, as determined by bid price quotations as of any time on the Business Day immediately preceding such date, obtained from at least three recognized primary U.S. Government securities dealers selected by the Auction Agent.

         "U.S. Treasury Bond Rate" on any date means (i) the yield as calculated by reference to the bid price quotation of the actively traded, current coupon Treasury Bond with a maturity most nearly comparable to the length of the related Dividend Period, as such bid price quotation is published on the Business Day immediately preceding such date by the Federal Reserve Bank of New York in its Composite 3:30 P.M. Quotations for U.S. Government Securities report for such Business Day, or (ii) if such yield as so calculated is not available, the Alternate Treasury Bond Rate on such date. "Alternate Treasury Bond Rate" on any date means the yield as calculated by reference to the arithmetic average of the bid price quotations of the actively traded, current coupon Treasury Bond with a maturity most nearly comparable to the length of


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the related Dividend Period, as determined by the bid price quotations as of any time on the Business Day immediately preceding such date, obtained from at least three recognized primary U.S. Government securities dealers selected by the Auction Agent.

         "U.S. Treasury Note Rate" on any date means (i) the yield as calculated by reference to the bid price quotation of the actively traded, current coupon Treasury Note with a maturity most nearly comparable to the length of the related Dividend Period, as such bid price quotation is published on the Business Day immediately preceding such date by the Federal Reserve Bank of New York in its Composite 3:30 P.M. Quotations for U.S. Government Securities report for such Business Day, or (ii) if such yield as so calculated is not available, the Alternate Treasury Note Rate on such date. "Alternate Treasury Note Rate" on any date means the yield as calculated by reference to the arithmetic average of the bid price quotations of the actively traded, current coupon Treasury Note with a maturity most nearly comparable to the length of the related Dividend Period, as determined by the bid price quotations as of any time on the Business Day immediately preceding such date, obtained from at least three recognized primary U.S. Government securities dealers selected by the Auction Agent.

         "Voting Cumulative Parity Preferred Stock" has the meaning set forth in paragraph 6(c).

         3. Dividends. (a) The holders of Shares shall be entitled to receive, when, as and if declared by the Board of Directors out of funds legally available therefor, cumulative cash dividends at the Applicable Rate determined as set forth in paragraph 3(c), payable on the respective Dividend Payment Dates for the Shares.

         (b) (i) Dividends on Shares shall accumulate (whether or not earned or declared) at the Applicable Rate for such Shares from the Date of Original Issue and shall be payable, when, as and if declared by the Board of Directors, out of funds legally available therefor, on each Initial Dividend Payment Date for the Shares and on the Initial Period-End Dividend Payment Date for the Shares. Following the Initial Period-End Dividend Payment Date for the Shares, dividends on the Shares will be payable on each Subsequent Period-End Dividend Payment Date, and in addition, (A) with respect to any Subsequent Dividend Period of 100 days to 190 days, on the 91st day, (B) with respect to any Subsequent Dividend Period of 191 days to 281 days, on the 91st and 182nd days, (C) with respect to any Subsequent Dividend Period of 282 days to 364 days, on the 91st, 182nd and 273rd days, and (D) with respect to any Subsequent Dividend Period of one year or longer, on March 15, June 15, September 15 and December 15 of each year (each such date referred to in clause (A) through (D) above being herein referred to as a "Subsequent Dividend Payment Date"). Notwithstanding the foregoing, if any Dividend Payment Date is not a Business Day then such Dividend Payment Date shall be the immediately succeeding Business Day.

         Notwithstanding the foregoing, if any date on which dividends on the Shares would be payable as described in the immediately preceding paragraph is a day that would result in the number of Dividend Period Days in the then current Dividend Period for the Shares not being at least equal to the then current Minimum Holding Period, then dividends with respect to such Dividend Period shall be payable on the first Business Day following such date on which dividends would be so payable that results in the number of Dividend Period Days in such Dividend Period being at least equal to the Minimum Holding Period or, if earlier, the 98th day


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of such Dividend Period. Moreover, notwithstanding the foregoing, in the event of a change in law altering the Minimum Holding Period, the Board of Directors shall adjust, if necessary, the number of Dividend Period Days in each Regular Dividend Period and the minimum number of days of each Special Dividend Period commencing after the date of such change in law to equal or exceed the Minimum Holding Period, provided that the number of Dividend Period Days in a Regular Dividend Period shall not exceed by more than nine days the length of the Minimum Holding Period and shall be evenly divisible by seven, and the maximum number of Dividend Period Days in a Regular Dividend Period and the minimum number of Dividend Period Days in a Special Dividend Period, as adjusted pursuant hereto, shall in no event exceed 98 days. Upon any change in the number of Dividend Period Days in any then current Dividend Period or in a Regular Dividend Period or Special Dividend Period as a result of a change in the Minimum Holding Period, the Corporation will mail notice of such change to all holders of record of Shares. Although any particular Dividend Payment Date for the Shares may not occur on the day of the week or the date originally scheduled as a Dividend Payment Date for the Shares because of the adjustments set forth above, each succeeding Dividend Payment Date for the Shares shall occur, subject to such adjustments, on the day of the week or the date originally scheduled as a Dividend Payment Date for the Shares as if each preceding Dividend Payment Date had occurred on such day of the week or date.

         (ii) On or prior to any Dividend Payment Date for the Shares, the Corporation shall pay to the Auction Agent sufficient funds for the payment in full of all accumulated dividends with respect to the Shares payable on such Dividend Payment Date. Each dividend shall be paid to the holder or holders of record of the Shares as they appear on the Stock Books of the Corporation on the Business Day immediately preceding the applicable Dividend Payment Date. Dividends in arrears in respect of Shares for any past Dividend Period may be declared and paid at any time, without reference to any regular Dividend Payment Date, to the holder or holders of such Shares as they appear on the Stock Books on a date, not exceeding 15 days prior to the payment date therefor, as may be fixed by the Board of Directors. Any dividend payment made on the Shares shall be applied, without duplication, in the following order of priority:

                  FIRST, in or toward payment of all accumulated dividends with respect to such earliest Dividend Period for such Shares for which dividends have not been paid; and

                  SECOND, in or toward payment of all then accumulated dividends with respect to each succeeding Dividend Period for such Shares for which dividends have not been paid.

         (iii) If the Corporation fails to pay to the Auction Agent on or prior to any Period-End Dividend Payment Date for the Shares the full amount of all accumulated and unpaid dividends payable on the Shares on such Period-End Dividend Payment Date, then:

                  (A) if such failure to pay is cured as provided below, the Applicable Rate for the Shares for the Dividend Period commencing on the Period-End Dividend Payment Date on which the Corporation failed to pay shall be equal to the dividend rate determined on the Auction Date immediately preceding such Period-End Dividend Payment Date; and


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                  (B) if such failure to pay is not cured as provided below, then, for the period (the "Dividend Non-Payment Period") commencing on and including such Period-End Dividend Payment Date and ending on and including the Business Day on which, by 12:00 noon, New York City time, all unpaid cash dividends shall have been deposited with the Auction Agent or otherwise made available for payment to the applicable Holders in same day funds (provided that, at least two Business Days but no more than 30 days prior to such Business Day, the Corporation shall have given the Auction Agent, the Securities Depository and the applicable Holders written notice of such deposit or availability):

                          (1) each Subsequent Dividend Period shall be a Regular
                  Dividend Period (regardless of any Special Dividend Period election made by the Corporation) and Auctions for the Shares shall be suspended and shall not resume, in each case until all accumulated and unpaid dividends on the Shares for all past Dividend Periods shall have been paid to the Auction Agent, not later than the second Business Day immediately preceding an Auction Date for the Shares; and

                          (2) the Applicable Rate for the Shares during such
                  Dividend Non-Payment Period shall be equal to Non-Payment Period Rate for the Shares.

         (iv) If the Corporation fails to pay to the Auction Agent on or prior to any date set for redemption of less than all of the Shares the full amount payable upon redemption of the Shares called for redemption, then:

                  (A) Auctions for the Shares shall be suspended and shall not resume until all amounts payable upon the redemption of the Shares called for redemption shall have been paid to the Auction Agent not later than the second Business Day immediately preceding an Auction Date for the Shares;

                  (B) if such failure to pay is cured as provided below, the Applicable Rate for the Shares for the Dividend Period commencing after the redemption date on which the Corporation failed to pay shall be equal to the Maximum Applicable Rate for the Shares (as determined on the Business Day immediately preceding the first day of such Dividend Period) and such Dividend Period shall be a Regular Dividend Period (regardless of any Special Dividend Period election made by the Corporation), unless on the Auction Date for such Dividend Period, Auctions for the Shares may be resumed as provided in clause (A) above; and

                  (C) if such failure to pay is not cured as provided below, then:

                           (1) each Subsequent Dividend Period shall be a
                  Regular Dividend Period (regardless of any Special Dividend Period election made by the Corporation) and the Applicable Rate for the Shares not called for redemption for each Dividend Period, commencing on the date immediately succeeding the redemption date on which the Corporation failed to pay, to but excluding the Dividend Period, if any, next succeeding the Auction Date on which Auctions for the Shares may be resumed as provided in clause (A) above (the "Redemption Non-Payment


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

                  Period"), shall be equal to the Non-Payment Period Rate for the Shares (as determined on the Business Day immediately preceding the first day of each such Dividend Period); and

                           (2) the Applicable Rate for the Shares called for
                  redemption for each Dividend Period for the Shares commencing after the redemption date on which the Corporation failed to pay shall be equal to the Non-Payment Period Rate for the Shares (as determined on the Business Day immediately preceding the first day of each such Dividend Period).

         For purposes of paragraphs 3(b)(iii)(A) and 3(b)(iv)(B), any such failure to pay with respect to the Shares shall be deemed cured if, not later than 12:00 noon, New York City time, on the third Business Day immediately succeeding such failure to pay, there shall have been paid to the Auction Agent
(i) all accumulated and unpaid dividends on the Shares including the full amount of any dividends to be paid on the Period-End Dividend Payment Date with respect to which such failure to pay occurred but excluding amounts accumulated after such Period-End Dividend Payment Date, plus additional dividends in an amount computed by multiplying (A) the Non-Payment Period Rate for the Shares (as determined on the Business Day immediately preceding such Dividend Payment Date) by (B) a fraction, the numerator of which shall be the number of days in respect of which such failure to pay is not cured in accordance herewith (including the day such failure to pay occurs and excluding the day such failure to pay is cured) and the denominator of which shall be 360, and multiplying the rate so obtained by the product of $100,000 and the number of Shares then outstanding and (ii) the full amount payable upon redemption of the Shares called for redemption that have not been so redeemed, plus (except to the extent such amount has been paid pursuant to paragraph 3(b)(iv)(A) above) an amount computed by multiplying (X) the Non-Payment Period Rate for the Shares (as determined on the Business Day immediately preceding the first day of the current Dividend Period), and (Y) a fraction, the numerator of which shall be the number of days for which such failure to pay is not cured in accordance herewith (including the day such failure to pay occurs and excluding the day such failure to pay is cured) and the denominator of which shall be 360, and applying the rate so obtained against the product of $100,000 and the number of Shares called for redemption that have not been so redeemed.

         If the Corporation fails to pay the Auction Agent on or prior to any date for redemption of all the Shares the full amount payable upon such redemption to the Shares, then the Applicable Rate for the Shares for each Dividend Period or portion thereof commencing on or after the redemption date on which the Corporation failed to pay shall be equal to the Non-Payment Period Rate for the Shares (as determined on the Business Day immediately preceding the first day of each such Dividend Period or portion thereof).

         (c) (i) During the Initial Dividend Period, the Applicable Rate for the Shares shall be the Initial Dividend Rate. Commencing on the Initial Period-End Dividend Payment Date for the Shares, the Applicable Rate for the Shares for the period commencing on and including the Initial Period-End Dividend Payment Date and ending on and including the calendar day immediately preceding the immediately succeeding Subsequent Period-End Dividend Payment Date and for each period thereafter commencing on and including each Subsequent Period-End Dividend Payment Date and ending on and including the calendar day immediately preceding to the immediately succeeding Subsequent Period-End Dividend Payment Date (each such period being herein referred to as a "Subsequent Dividend Period"), shall be equal to the rate per annum that results from implementation of the Auction Procedures with respect to Shares as the Auction Agent advises the Corporation following the conclusion of the Auction for such Shares.

         Each Subsequent Dividend Period shall be a Regular Dividend Period unless the Corporation has duly selected a Special Dividend Period with respect thereto pursuant to paragraph 3(c)(iii) and such selection is available hereunder. In the event that Sufficient Clearing Bids have not been made in any Auction under paragraph 7, then the immediately succeeding Subsequent Dividend Period shall automatically be a Regular Dividend Period regardless of whether the Corporation has elected a Special Dividend Period.

         In the event that an Auction for any Subsequent Dividend Period with respect to the Shares is not held for any reason (other than as a result of the existence and continuance of a Non-Payment Period), such Subsequent Dividend Period next succeeding the originally scheduled Auction shall automatically be a Regular Dividend Period and the Applicable Rate for such Subsequent Dividend Period shall be equal to the Maximum Applicable Rate on the Business Day immediately preceding the commencement of such Subsequent Dividend Period.

         The Applicable Rate for each Dividend Period commencing during a Non-Payment Period shall be equal to the Non-Payment Period Rate, and each Dividend Period, commencing after the first day of, and during, a Non-Payment Period shall be a Regular Dividend Period regardless of any election made by the Corporation for a Special Dividend Period relating thereto.

         (ii) During the Initial Dividend Period and any Special Dividend Period in excess of 364 days in duration, the amount of dividends accumulated and payable, if declared, for each period that begins on a Dividend Payment Date and ends on the day immediately preceding the immediately succeeding Dividend Payment Date shall be computed by (A) multiplying the Applicable Rate for such Dividend Period by 0.25 and (B) multiplying $100,000 by the rate so obtained. The amount of dividends accumulated and payable, if declared, on each Share on any Dividend Payment Date with respect to any Regular Dividend Period and any period during the Initial Dividend Period and any Special Dividend Period in excess of 364 days that is not set forth in clause (A) above will be computed by
(X) multiplying the Applicable Rate for such Dividend Period by a fraction, the numerator of which is the actual number of days in the portion of such Dividend Period prior to such Dividend Payment Date as to which dividends have not been paid and the denominator of which is 360, and (Y) multiplying $100,000 by the rate so obtained.

         (iii) The Corporation may, at its option and to the extent permitted by law, by written notice (a "Notice of Special Dividend Period") to the Auction Agent and each Holder of the Shares, request that the next succeeding Dividend Period for the Shares be a number of days, at least as long as the Minimum Holding Period, specified in such notice, provided that such Notice of Special Dividend Period shall be null and void if Sufficient Clearing Bids have not been made in the relevant Auction and the Corporation may not again give a Notice of Special Dividend Period for the Shares (and any such attempted notice shall be null and void) until Sufficient Clearing Bids have been made in an Auction with respect to the Shares. Such Notice of Special

Dividend Period shall be sent by the Corporation, by first-class mail, postage prepaid, to each Holder of the Shares, not less than 10 days nor more than 60 days prior to the Auction for the relevant Subsequent Dividend Period. A Notice of Special Dividend Period with respect to the Shares will specify (A) the Corporation's determination of the length of the Special Dividend Period (which shall be equal to or longer than the Minimum Holding Period), (B) in the case of any Special Dividend Period in excess of 99 days in duration, any Subsequent Dividend Payment Date or Dates other than the Subsequent Period-End Dividend Payment Date for such Dividend Period, (C) if the Corporation has elected that the Shares will be subject to a Non-Call Period during such Special Dividend Period, a statement to that effect, (D) if the Corporation has elected that the DRD Gross-Up Provisions shall apply during such Special Dividend Period, a statement to that effect, and (E) if the Corporation has elected to redeem the Shares during such Special Dividend Period in accordance with paragraph 5(a)(ii), a statement to that effect. If the Corporation has given a Notice of Special Dividend Period, the Corporation may withdraw such election by giving telephonic and written notice of its revocation (a "Notice of Revocation") to each Holder of the Shares by no later than 3:00 P.M., New York City time, on the Business Day immediately preceding the date of the Auction with respect to which such Notice of Special Dividend Period and Notice of Revocation were delivered, and in such event such election by the Corporation of a Special Dividend Period shall be of no force and effect. The Corporation shall deliver, or cause to be delivered, physically, by telecopier or by other written electronic communication, copies of each Notice of Special Dividend Period and each Notice of Revocation to the Auction Agent at the same time such notices are transmitted to the Holders of the Shares. In the event that the Corporation has effectively revoked its election of a Special Dividend Period for the Shares as described above, the next succeeding Dividend Period for the Shares shall be a Regular Dividend Period. No defect in a Notice of Special Dividend Period or in the mailing thereof shall affect the validity of any change in any Dividend Period.

         (d) (i) Except as provided in this Certificate of Designations, Holders shall not be entitled to any dividends, whether payable in cash, property or stock, in excess of full cumulative dividends and applicable late charges, as herein provided, on any Shares, and no interest, or sum of money in lieu of interest, shall be payable in respect of any dividend payment on any Shares that may be in arrears.

         (ii) So long as any Shares are outstanding, no dividend (other than a dividend in Common Stock or any other capital stock of the Corporation ranking junior to the Shares as to dividends and upon liquidation and other than as provided in paragraph 3(d)(iii)) shall be declared or made upon any Parity Preferred, the Common Stock or any other shares of capital stock of the Corporation ranking junior to the Shares as to dividends or upon liquidation, nor shall any Parity Preferred, Common Stock or any other shares of capital stock of the Corporation ranking junior to the Shares as to dividends or upon liquidation, be redeemed, purchased or otherwise acquired for any consideration (nor shall any funds be paid to, or made available for, a sinking fund for the redemption of any shares of such stock) by the Corporation (except by conversion into or exchange for Common Stock or shares of capital stock of the Corporation ranking junior to the Shares as to dividends or upon liquidation) unless, in each case, the full cumulative dividends on the outstanding Shares shall have been or contemporaneously are, paid, or declared and a sum sufficient for the payment thereof has been or is set apart for such payment.

         (iii) When dividends are not paid or declared and set aside for payment in full, as described in paragraph 3(d)(ii), upon the Shares and any Parity Preferred, all dividends declared upon the Shares and any Parity Preferred shall be declared pro rata so that the amount of dividends declared per share on such Shares and Parity Preferred shall in all cases bear to each other the same ratio that accumulated dividends per share on such Shares and Parity Preferred bear to each other.

         (e) If, at any time prior to 18 months after the Date of Original Issue of the Shares any amendment to the Code shall have been enacted and become effective during any period in which Shares shall be outstanding and has the effect of changing the Dividends Received Percentage, then the Applicable Rate with respect to such Shares for the Dividend Period in which the effective date of such amendment to the Code occurs will, to the extent that such amendment applies to such Dividend Period, be adjusted on and after such effective date for the remainder of such Dividend Period by multiplying the Applicable Rate (determined before such adjustment) by the DRD Formula and rounding the result to the nearest basis point. No amendment to the Code, other than a change in the percentage of the dividends received deduction set forth in Section 243(a)(1) of the Code or any successor provision prior to 18 months after the Date of Original Issue of the Shares, will give rise to an adjustment. Notwithstanding the foregoing provisions, in the event that, with respect to any such amendment, the Corporation shall receive either (1) an unqualified opinion of independent recognized tax counsel based upon the legislation amending or establishing the DRP or upon a published pronouncement of the IRS addressing such legislation or
(2) a private letter ruling or similar form of assurance from the IRS, in either case to the effect that such an amendment would not apply to dividends payable on the Shares, then any such amendment shall not result in the adjustment provided for pursuant to the DRD Formula. The Corporation's calculation of the dividends payable, as so adjusted and as certified accurate as to calculation and reasonable as to method by the independent certified public accountants then regularly engaged by the Corporation, shall be final and not subject to review. Notwithstanding the foregoing, in no event shall the Applicable Rate for any Dividend Period, if and as adjusted from time to time as set forth above, be more than the Maximum Applicable Rate as of the Date of Original Issue of the Shares or the date of the preceding Auction, as the case may be.

         If any such amendment to the Code which reduces the Dividends Received Percentage is enacted after a dividend payable on a Dividend Payment Date has been declared but before such dividend has been paid, the amount of dividends payable on such Dividend Payment Date shall not be increased; but instead, an amount equal to the excess, if any, of (x) the product of the dividends paid by the Corporation on such Dividend Payment Date and the DRD Formula (where the DRP used in the DRD Formula would be equal to the greater of the reduced Dividends Received Percentage and 0.50) over (y) the dividends paid by the Corporation on such Dividend Payment Date, will be payable (if declared) on the next succeeding Dividend Payment Date to Holders of the Shares for such succeeding Dividend Payment Date, in addition to any other amounts payable on such Dividend Payment Date.

         If the Applicable Rate shall have been adjusted pursuant to the provisions of this paragraph 3(e) (the "DRD Gross-Up Provisions"), the Corporation shall send notice of such adjustment to each Holder of the Shares and the Auction Agent the date ending 18 months after the Date of Original Issue of the Shares on or prior to the next succeeding Dividend Payment Date for the Shares.

         Unless otherwise required by the context, any reference in this Certificate of Designations to dividends shall mean dividends adjusted pursuant to the DRD Gross-Up Provisions. The DRD Gross-Up Provisions shall apply at any time prior to the date ending 18 months after the Date of Original Issue of the Shares. After such date, the DRD Gross-Up Provisions shall not apply to any Regular Dividend Period and shall only apply to any Special Dividend Period for the Shares if so designated by the Board of Directors in the applicable Notice of Special Dividend Period.

         In addition, if any such amendment to the Code is enacted that reduces the Dividends Received Percentage and such reduction retroactively applies to a Dividend Payment Date as to which the Corporation previously paid dividends on the Shares (each, an "Affected Dividend Payment Date"), the Corporation will pay (if declared) additional dividends (the "Retroactive Dividends") on the immediately succeeding Dividend Payment Date (or if such amendment is enacted after the dividend payable on such Dividend Payment Date has been declared, on the second immediately succeeding Dividend Payment Date following the date of enactment), to Holders of the Shares for such succeeding Dividend Payment Date, in an amount equal to the excess, if any, of (x) the product of the dividends paid by the Corporation on each Affected Dividend Payment Date and the DRD Formula (where the DRP used in the DRD Formula would be equal to the greater of the reduced Dividends Received Percentage and 0.50, applied to each Affected Dividend Payment Date) over (y) the dividends paid by the Corporation on each Affected Dividend Payment Date.

         Retroactive Dividends will not be paid in respect of the enactment of any amendment to the Code if such amendment would not result in an adjustment due to the Corporation having received either an opinion of counsel or tax ruling referred to above. The Corporation will only make one payment of Retroactive Dividends.

         No adjustments in the dividends payable by the Corporation will be made, and no Retroactive Dividends will be payable by the Corporation, because of any amendment to the Code at any time beginning 18 months after the Date of Original Issue of the Shares that reduces the Dividends Received Percentage.

         In the event that the amount of dividends payable per share of the Shares shall be adjusted pursuant to the DRD Formula and/or Retroactive Dividends are to be paid, the Corporation will cause notice of each such adjustment and, if applicable, any Retroactive Dividends, to be sent to each Holder of the Shares.

         (f) No fractional Share shall be issued.

         4. Liquidation Preference. (a) Upon the dissolution, liquidation or winding up of the Corporation, voluntary or involuntary, the Holders of the then outstanding Shares shall be entitled to receive and be paid out of the assets of the Corporation available for distribution to its stockholders, before any payment or distribution of assets shall be made on the Common Stock or any other class of capital stock of the Corporation ranking junior to the Shares as to dividends and upon liquidation, the amount of $100,000 per share, plus an amount equal to the sum of all accumulated and unpaid dividends (whether or not earned or declared) on such Shares to the date of final distribution.

         (b) Neither the sale of all or substantially all the property or business of the Corporation nor the merger or consolidation of the Corporation into or with any other corporation or the merger or consolidation of any other corporation into or with the Corporation, shall be deemed to be a dissolution, liquidation or winding up, voluntary or involuntary, for the purposes of this paragraph 4.

         (c) After the payment to the Holders of the Shares of the full preferential amounts provided for in this paragraph 4, such Holders shall have no right or claim to any of the remaining assets of the Corporation.

         (d) In the event the assets of the Corporation available for distribution to the holders of the Shares and any Parity Preferred shall be insufficient to pay in full all preferential amounts to which such holders are entitled, no such distribution shall be made on account of such Shares and Parity Preferred, unless proportionate distributive amounts shall be paid on account of such Shares and Parity Preferred ratably, in proportion to the full distributable amounts for which holders of all such parity shares are respectively entitled upon dissolution, liquidation or winding up of the Corporation.

         5. Redemption. (a) The Shares shall be redeemable by the Corporation as provided below:

         (i) Upon giving a Notice of Redemption with respect to an Optional Redemption to the Auction Agent, the Securities Depository and each holder of record of the Shares, the Corporation at its option may redeem the Shares, in whole or from time to time in part, out of funds legally available therefor, at a redemption price per Share of $100,000, on an Optional Redemption Date; provided that the Board of Directors shall have declared and shall pay on the redemption date all accumulated and unpaid dividends in respect of such Shares through the redemption date (whether earned or declared); and provided, further, that subject to Section 5(a)(ii) below, no Share may be redeemed at the option of the Corporation during (A) the Initial Dividend Period for the Shares or (B) a Non-Call Period to which such Shares are subject. Pursuant to such right of Optional Redemption, the Corporation may elect to redeem all or less than all of the Shares without redeeming remaining Shares. Notwithstanding the foregoing, the Corporation may not give a Notice of Redemption relating to, or redeem pursuant to, an Optional Redemption as described in this paragraph 5(a)(i) if any dividend on any Share is in arrears unless all outstanding Shares are simultaneously redeemed. So long as any dividend on any Share in arrears remains unpaid, the Corporation shall not purchase or otherwise acquire any Shares; provided that the foregoing shall not prevent the purchase or acquisition of Shares pursuant to an otherwise lawful purchase or exchange offer made on the same terms to the holders of all outstanding Shares.

         (ii) If at any time prior to 18 months after the Date of Original Issue of the Shares, and, during any Special Dividend Period, if designated by the Corporation and specified in the applicable Special Dividend Period Notice, one or more amendments to the Code are enacted that reduce the Dividends Received Percentage to 50% or less, and, as a result, the amount of dividends on the Shares payable on any Dividend Payment Date may be adjusted upwards pursuant to paragraph 3(e) hereof, the Corporation at its option may redeem all, but not less than all, of the outstanding shares of the Shares, provided that, within 60 days of the date on which an amendment to the Code is enacted that reduces the Dividends Received Percentage to 50% or less, the Corporation sends notice to the holders of the Shares of such redemption. Any redemption of the Shares pursuant to this paragraph 5(a)(ii) will take place on the date specified in the notice, which will be not less than 30 nor more than 60 days from the date such notice is sent to the holders of the Shares. Any such redemption of the Shares will be at a redemption price of $105,000 per share, plus all accumulated and unpaid dividends (whether or not declared and including any increase in dividends payable due to changes in the Dividends Received Percentage).

         (b) In the event that less than all the Outstanding Shares are to be redeemed and there is more than one Holder, the number of Shares to be redeemed shall be determined by the Board of Directors and communicated to the Auction Agent, and, if the Securities Depository or its nominee is the Holder of all such Shares, each Agent Member will determine the number of Shares to be redeemed from the account of each Holder for which it acts as agent and, if neither the Securities Depository nor its nominee is the Holder of all such Shares, the particular Shares to be redeemed shall be selected by the Corporation by lot or by such other method as the Corporation shall deem fair and equitable, provided that adjustments may be made by the Corporation with respect to the number of Shares to be redeemed from each Holder to avoid redemption of fractional Shares.

         (c) Whenever Shares are to be redeemed pursuant to an Optional Redemption, the Notice of Redemption shall be mailed by first-class mail, postage prepaid, not less than 10 nor more than 45 days prior to the date fixed for such Optional Redemption, to each Holder of such Shares to be redeemed and the Auction Agent.

         The Notice of Redemption shall set forth (i) the redemption date, (ii) the amount of the redemption price, (iii) the aggregate number of Shares to be redeemed, (iv) the place where Shares are to be surrendered for payment of the redemption price, (v) a statement that dividends on the Shares to be redeemed shall cease to accumulate on such date that the Corporation pays the full amount payable upon redemption of such Shares, and (vi) the provision of this Certificate of Designations pursuant to which such redemption is being made. A Notice of Redemption, once given, is irrevocable. No defect in the Notice of Redemption or in the mailing thereof shall affect the validity of the redemption proceedings, except as required by applicable law.

         If the Corporation gives or causes to be given a Notice of Redemption, timely pays to the Auction Agent a sum sufficient to redeem the Shares as to which such Notice of Redemption has been given and gives the Auction Agent irrevocable instructions and authority to pay the full amount payable on redemption of such Shares to the Holders of such Shares, then on the date of such payment, all rights of the Holders of the Shares to be redeemed, as such, will terminate (except the right of the Holders of such Shares to receive the full amount payable upon redemption thereof upon surrender of the certificate or certificates therefor, but without interest) and such Shares will no longer be deemed to be outstanding for any purpose (including, without limitation, the right of Holders of such Shares to vote on any matter or to participate, with respect to such Shares, in any subsequent Auction for the outstanding Shares). In addition, any Shares as to which a Notice of Redemption has been given by the Corporation will be deemed to be not outstanding for purposes of any Auction for the Shares held subsequent to the date of such Notice of Redemption. The Corporation will be entitled to receive from time to time from the Auction Agent the income, if any, derived from the investment of monies or other assets paid to it (to the extent that such income is not required to pay the redemption price of the Shares to be redeemed), and the holders of any Shares to be redeemed will not have any claim to such income. Any funds so paid to the Auction Agent which are unclaimed at the end of two years from the redemption date will be returned to the Corporation, after which the holders of the Shares so called for redemption will look only to the Corporation for payment or the redemption price of such Shares.

         (d) So long as the Shares are held of record by the nominee of the Securities Depository, the amounts payable upon an Optional Redemption shall be paid to such nominee of the Securities Depository on the Optional Redemption Date for the Shares.

         6. Voting Rights. The Shares shall not have any voting powers, either general or special, except as required by applicable law and as stated herein.

         (a) Unless the vote or consent of the holders of a greater number of shares shall then be required by law, the consent of the Holders of at least
66 2/3% of all of the Shares at the time outstanding, given in person or by proxy, either in writing or by a vote at a meeting called for the purpose at which the Holders of the Shares shall vote together as a separate class, shall be necessary for authorizing, effecting or validating the amendment, alteration or repeal of any of the provisions of the Certificate, of the applicable Certificate of Designation, Preferences and Rights or of any other certificate amendatory of or supplemental to the Certificate (including any certificate of designation, preferences and rights or any similar document relating to any series of Parity Preferred or any series of Preferred Stock of the Corporation ranking junior to the Shares as to dividends and upon liquidation) or of the By-laws of the Corporation which would adversely affect the preferences, rights, powers or privileges of the Shares;

         (b) Unless the vote or consent of the holders of a greater number of shares shall then be required by law, the consent of the Holders of at least
66 2/3% of all of the of all of the Shares at the time outstanding and all other series of Parity Preferred for which dividends are cumulative ("Cumulative Parity Preferred Stock"), given in person or by proxy, either in writing or by a vote at a meeting called for the purpose at which the Holders of the Shares and such other series of Cumulative Parity Preferred Stock shall vote together as a single class without regard to series, shall be necessary for authorizing, effecting, increasing or validating the creation, authorization or issue of any shares of any class of capital stock of the Corporation ranking prior to the Shares as to dividends and upon liquidation, or the reclassification of any authorized capital stock of the Corporation into any such prior ranking shares, or the creation, authorization or issue of any obligation or security convertible into or evidencing the right to purchase any such prior ranking shares.

         (c) If a default in preference dividends payable on any Shares or any other class or series of Cumulative Parity Preferred Stock upon which like voting rights have been conferred and are exercisable (excluding any other class or series of Cumulative Parity Preferred Stock expressly entitled to elect additional directors to the Board by a vote separate and distinct from the vote provided for in this paragraph (c), "Voting Cumulative Parity Preferred Stock") shall exist, the number of directors constituting the Board shall be increased by two (without duplication of any increase made pursuant to the terms of any other class or series of Voting Cumulative Parity Preferred Stock), and the holders of the Shares and the Voting Cumulative Parity Preferred Stock shall have the right, voting together as a single class without regard to class or series (to the exclusion of the holders of Common Stock, any shares of capital stock of the Corporation ranking junior to the Shares as to dividends and upon liquidation, and of any series of Parity Preferred which is not Voting Cumulative Parity Preferred Stock), to elect two directors of the Corporation to fill such newly created directorships. Each director elected by the holders of the Shares and any class or series of Voting Cumulative Parity Preferred Stock in an election provided for by this paragraph 6(c) (herein called a "Preferred Director") shall continue to serve as such director until all accumulated but unpaid dividends have been paid. Any Preferred Director may be removed by, and shall not be removed except by, the vote of the holders of record of the then outstanding Shares and Voting Cumulative Parity Preferred Stock entitled to have originally voted for such director's election, voting together as a single class without regard to class or series, at a meeting of the Corporation's stockholders, or of the holders of Shares and Voting Cumulative Parity Preferred Stock, called for that purpose. So long as a default in any preference dividends on the Shares or any class or series of Voting Cumulative Parity Preferred Stock shall exist, (A) any vacancy in the office of a Preferred Director may be filled (except as provided in the following clause
(B)) by an instrument in writing signed by the remaining Preferred Director and filed with the Corporation and (B) in the case of the removal of any Preferred Director, the vacancy may be filled by the vote of the holders of the then outstanding Shares and Voting Cumulative Parity Preferred Stock entitled to have originally voted for the removed director's election, voting together as a single class without regard to class or series, at the same meeting at which such removal shall be voted. Each director appointed as aforesaid shall be deemed for all purposes hereto to be a Preferred Director.

         (d) Whenever a default in preference dividends shall no longer exist, the number of directors constituting the Board shall be reduced by two. For purposes hereof, a "default in preference dividends" on the Shares or any class or series of Voting Cumulative Parity Preferred Stock shall be deemed to have occurred whenever dividends upon the Shares or such class or series of Voting Cumulative Parity Preferred Stock have not been paid or declared and set aside for payment for the equivalent of 540 days or more and, having so occurred, such default shall be deemed to exist thereafter until, but only until, all accumulated and unpaid dividends on the Shares or such other class or series of Voting Cumulative Parity Preferred Stock have been paid or declared and set apart for payment.

         7. Auction Procedures. (a) Certain Definitions. As used in this paragraph 7, the following terms shall have the following meanings, unless the context otherwise requires:

         (i) "Auction Date" means the first Business Day preceding the first day of each Subsequent Dividend Period for the Shares.

         (ii) "Available Shares" has the meaning specified in paragraph 7(d)(i) below.

         (iii) "Bid" has the meaning specified in paragraph 7(b)(i) below.

         (iv) "Bidder" has the meaning specified in paragraph 7(b)(i) below.

         (v) "Hold Order" has the meaning specified in paragraph 7(b)(i) below.

         (vi) "Maximum Applicable Rate" for any Subsequent Dividend Period for the Shares will be the Applicable Percentage of the Reference Rate. The "Applicable Percentage" will be determined based on the lower of the credit rating or ratings assigned on such date to such Shares by Moody's and S&P (or if Moody's or S&P or both shall not make such rating available, the equivalent of either or both of such ratings by a Substitute Rating Agency or two Substitute Rating Agencies or, in the event that only one such rating shall be available, such rating) as follows:

                                                            Applicable
              Credit Ratings                                Percentage of
   Moody's                         S&P                      Reference Rate
   -------                         ---                      --------------
"aa3" or higher               AA- or higher                 150%
"a3" to "a1"                  A- to A+                      200%
"baa3" to "baa1"              BBB- to BBB+                  200%
Below "baa3"                  Below BBB-                    275%

provided, however, that, if at 9:00 A.M., New York City time, on any Auction Date, (i) the rating of any Shares by Moody's shall be on the "Corporate Credit Watch List" of Moody's with a designation of "downgrade" or "uncertain," (ii) the rating of any Shares by S&P shall be on the "CreditWatch" of S&P with a designation of "negative implications" or "developing" or (iii) if Moody's or S&P, or both, shall not make such a rating available, the rating of any Shares by any Substitute Rating Agency shall be on the substantial equivalent of clause
(i) or (ii) above, then the Maximum Applicable Rate for the Shares to which such Auction Date relates will be determined pursuant to an Applicable Percentage based on the credit rating that is one full level lower in the above table.

         The Corporation shall take all reasonable action necessary to enable S&P and Moody's (and, as appropriate, any Substitute Rating Agency or Substitute Rating Agencies) to provide a rating for the Shares. If either S&P or Moody's shall not make such a rating available, or neither S&P nor Moody's shall make such a rating available, the Corporation, after consultation with the Broker-Dealers or their affiliates and successors, shall select a nationally recognized statistical rating organization or two nationally recognized statistical rating organization to act as a Substitute Rating Agency or Substitute Rating Agencies, as the case may be.

         (vii) "Order" has the meaning specified in paragraph 7(b)(i) below.

         (viii) "Sell Order" has the meaning specified in paragraph 7(b)(i) below.

         (ix) "Shares" means the Shares subject to the related Auction pursuant to this paragraph 7.

         (x) "Submission Deadline" means 1:00 P.M., New York City time, on any Auction Date or such other time on the Auction Date as may be specified by the Auction Agent from time to time as the time by which each Broker-Dealer must submit to the Auction Agent in writing all Orders obtained by it for the Auction to be conducted on such Auction Date.

         (xi) "Submitted Bid" has the meaning specified in paragraph 7(d)(i) below.

         (xii) "Submitted Hold Order" has the meaning specified in paragraph 7(d)(i) below.

         (xiii) "Submitted Order" has the meaning specified in paragraph 7(d)(i) below.

         (xiv) "Submitted Sell Order" has the meaning specified in paragraph 7(d)(i) below.

         (xv) "Sufficient Clearing Bids" has the meaning specified in paragraph 7(d)(i) below.

         (xvi) "Winning Bid Rate" has the meaning specified in paragraph 7(d)(i) below.

         (b) Orders by Existing Holders and Potential Holders. (i) Beneficial owners and potential beneficial owners may only participate in Auctions through their Broker-Dealers. Broker-Dealers will submit the Orders of their respective customers who are beneficial owners and potential beneficial owners to the Auction Agent, designating themselves (unless otherwise permitted by the Corporation) as Existing Holders in respect of Shares subject to Orders submitted or deemed submitted to them by beneficial owners and as Potential Holders in respect of Shares subject to Orders submitted to them by potential beneficial owners. A Broker-Dealer may also hold Shares in its own account as a beneficial owner or wish to purchase Shares for its own account as a potential owner. A Broker-Dealer may thus submit Orders to the Auction Agent as a beneficial owner or a potential beneficial owner and therefore participate in an Auction as an Existing Holder or Potential Holder on behalf of both itself and its customers.

Prior to the Submission Deadline on each Auction Date:

                  (A) each Existing Holder may submit to its Broker-Dealer information by telephone or otherwise as to:

                           (1) the number of Outstanding Shares, if any, held by
                  such Existing Holder which such Existing Holder desires to continue to hold without regard to the Applicable Rate for the next succeeding Subsequent Dividend Period;

                           (2) the number of Outstanding Shares, if any, held by
                  such Existing Holder which such Existing Holder desires to continue to hold, provided that the Applicable Rate for the next succeeding Subsequent Dividend Period shall not be less than the rate per annum specified by such Existing Holder; and/or

                           (3) the number of Outstanding Shares if any, held by
                  such Existing Holder which such Existing Holder offers to sell without regard to the Applicable Rate for the next succeeding Subsequent Dividend Period; and

                  (B) each Broker-Dealer will contact Potential Holders by telephone or otherwise to determine whether such Potential Holders desire to submit Bids in which such Potential Holders will indicate the number of Outstanding Shares, if any, which each such Potential Holder offers to purchase, provided that the Applicable Rate for the next succeeding Subsequent Dividend Period shall not be less than the rate per annum specified by such Holder.

         For the purposes hereof, the communication by an Existing Holder pursuant to clause (A) above or by a Potential Holder pursuant to clause (B) above to a Broker-Dealer, or the communication by a Broker-Dealer acting for its own account to the Auction Agent, of information referred to in clause (A) or
(B) of this paragraph 7(b)(i) is hereinafter referred to as an "Order" and each Existing Holder and each Potential Holder placing an Order, including a Broker-Dealer acting in such capacity for its own account, is hereinafter referred to as a "Bidder"; an Order containing the information referred to in clause (A)(1) of this paragraph 7(b)(i) is hereinafter referred to as a "Hold Order"; an Order containing the information referred to in clause (A)(2) or (B) of this paragraph 7(b)(i) is hereinafter referred to as a "Bid"; and an Order containing the information referred to in clause (A)(3) of this paragraph 7(b)(i) is hereinafter referred to as a "Sell Order". Inasmuch as a Broker-Dealer participates in an Auction as an Existing Holder or a Potential Holder only to represent the interests of its customers or itself, the provisions herein relating to the consequences of an Auction for Existing Holders and Potential Holders also applies to the underlying beneficial ownership interests represented thereby.

         (ii) (A) A Bid by an Existing Holder shall constitute an irrevocable offer to sell:

                           (1) the number of Outstanding Shares specified in
                  such Bid if the Applicable Rate determined on such Auction Date shall be less than the rate per annum specified in such Bid; or

                           (2) such number or a lesser number of Outstanding
                  Shares to be determined as set forth in paragraph 7(e)(i)(D) if the Applicable Rate determined on such Auction Date shall be equal to the rate per annum specified therein; or

                           (3) a lesser number of Outstanding Shares to be
                  determined as set forth in paragraph 7(e)(ii)(C) if such specified rate per annum shall be higher than the Maximum Applicable Rate and Sufficient Clearing Bids do not exist.

                  (B) A Sell Order by an Existing Holder shall constitute an irrevocable offer to sell:

                           (1) the number of Outstanding Shares specified in
                  such Sell Order; or

                           (2) such number or a lesser number of Outstanding
                  Shares to be determined as set forth in paragraph 7(e)(ii)(C) if Sufficient Clearing Bids do not exist.

                  (C) A Bid by a Potential Holder shall constitute an irrevocable offer to purchase:

                           (1) the number of Outstanding Shares specified in
                  such Bid if the Applicable Rate determined on such Auction Date shall be higher than the rate per annum specified in such Bid; or

                           (2) such number or a lesser number of Outstanding
                  Shares to be determined as set forth in paragraph 7(e)(i)(E) if the Applicable Rate determined on such Auction Date shall be equal to the rate per annum specified therein.

         (c) Submission of Orders by Broker-Dealers to Auction Agent.

         (i) Each Broker-Dealer shall submit in writing or through the Auction Agent's auction processing system to the Auction Agent prior to the Submission Deadline on each Auction Date all Orders obtained by such Broker-Dealer for the Auction to be conducted on such Auction Date, designating itself (unless otherwise permitted by the Corporation) as an Existing Holder or a Potential Holder in respect of Shares subject to such Orders, and specifying with respect to each Order:

                  (A) the name of the Bidder placing each Order (which shall be the Broker-Dealer unless otherwise permitted by the Corporation);

                  (B) the aggregate number of Outstanding Shares that are the subject of such Order;

                  (C) to the extent that such Bidder is an Existing Holder:

                           (1) the number of Outstanding Shares, if any,
                  subject to any Hold Order placed by such Existing Holder;

                           (2) the number of Outstanding Shares, if any,
                  subject to any Bid placed by such Existing Holder and the rate per annum specified in such Bid; and

                           (3) the number of Outstanding Shares, if any,
                  subject to any Sell Order placed by such Existing Holder; and

                  (D) to the extent such Bidder is a Potential Holder, the rate per annum specified in such Potential Holder's Bid.

         (ii) If any rate per annum specified in any Bid contains more than three figures to the right of the decimal point, the Auction Agent shall round such rate up to the next highest one thousandth (.001) of 1%.

         (iii) If an Order or Orders covering in the aggregate all of the Outstanding Shares held by an Existing Holder are not submitted to the Auction Agent prior to the Submission Deadline for any reason (including the failure of a Broker-Dealer to contact any Existing Holder or to submit an Order covering such Existing Holder's Order or Orders), the Auction Agent shall deem a Hold Order (in the case of an Auction relating to a Regular Dividend Period) or a Sell Order (in the case of an Auction relating to a Special Dividend Period) to have been submitted on behalf of such Existing Holder covering the number of Outstanding Shares held by such Existing Holder and not subject to Orders submitted to the Auction Agent.

         (iv) If one or more Orders on behalf of an Existing Holder covering in the aggregate more than the number of Outstanding Shares held by such Existing Holder are submitted to the Auction Agent, such Order shall be considered valid as follows and in the following order of priority:

                  (A) any Hold Order submitted on behalf of such Existing Holder shall be considered valid up to and including the number of Outstanding Shares held by such Existing Holder; provided that if more than one Hold Order is submitted on behalf of such Existing Holder and the number of Shares subject to such Hold Orders exceeds the number of Outstanding Shares held by such Existing Holder, the number of Shares subject to each of such Hold Orders shall be reduced pro rata so that such Hold Orders, in the aggregate, will cover exactly the number of Outstanding Shares held by such Existing Holder;

                  (B) (I) any Bids submitted on behalf of such Existing Holder shall be considered valid up to and including the excess of the number of Outstanding Shares held by such Existing Holder over the number of Shares subject to any Hold Order referred to in paragraph 7(c)(iv)(A) above; (II) if more than one Bid submitted on behalf of such Existing Holder specifies the same rate per annum and together they cover more than the remaining number of Shares that can be the subject of valid Bids after application of paragraph 7(c)(iv)(A) above and of subclause
         (I) of this paragraph 7(c)(iv)(B) to any Bid or Bids specifying a lower rate or rates per annum, the number of Shares subject to each of such Bids shall be reduced pro rata so that such Bids, in the aggregate, cover exactly such remaining number of Shares; and (III) subject to subclauses (I) and (II) above, if more than one Bid submitted on behalf of such Existing Holder specifies different rates per annum, such Bids shall be considered valid in the ascending order of their respective rates per annum and in any such event the number of Shares, if any, subject to Bids not valid under this paragraph 7(c)(iv)(B) shall be treated as the subject of a Bid by a Potential Holder; and

                  (C) any Sell Order shall be considered valid up to and including the excess of the number of Outstanding Shares held by such Existing Holder over the number of Shares subject to Hold Orders referred to in paragraph 7(c)(iv)(A) and valid Bids referred to in paragraph 7(c)(iv)(B); provided that if more than one Sell Order is submitted on behalf of any Existing Holder and the number of Shares subject to such Sell Orders is greater than such excess, the number of Shares subject to each of such Sell Orders shall be reduced pro rata so that such Sell Orders, in the aggregate, cover exactly the number of Shares equal to such excess.

         (v) If more than one Bid is submitted on behalf of any Potential Holder, each Bid submitted shall be a separate Bid with the rate per annum and number of Shares specified.

         (vi) Any Order submitted by a Existing Holder or a Potential Holder to its Broker-Dealer and any Order submitted by a Broker-Dealer to the Auction Agent, prior to the Submission Deadline on any Auction Date, shall be irrevocable.

         (d) Determination of Sufficient Clearing Bids, Winning Bid Rate and Applicable Rate.

         (i) Not earlier than the Submission Deadline on each Auction Date, the Auction Agent shall assemble all Orders submitted or deemed submitted by the Broker-Dealers (each such Order as submitted or deemed submitted by a Broker-Dealer being hereinafter referred to individually as a "Submitted Hold Order", a "Submitted Bid" or a "Submitted Sell Order", as the case may be, or as a "Submitted Order") and shall determine:

                  (A) the excess of the total number of Outstanding Shares over the number of Outstanding Shares that are the subject of Submitted Hold Orders (such excess being hereinafter referred to as the "Available Shares");

                  (B) from the Submitted Orders whether the number of Outstanding Shares that are the subject of Submitted Bids by Potential Holders specify one or more rates per annum equal to or lower than the Maximum Applicable Rate exceeds or is equal to the sum of:

                           (1) the number of Outstanding Shares that are the
                  subject of Submitted Bids by Existing Holders specifying one or more rates per annum higher than the Maximum Applicable Rate, and

                           (2) the number of Outstanding Shares that are
                  subject to Submitted Sell Orders (if such excess or such equality exists (other than because the number of Outstanding Shares in clause (1) above and this clause (2) are each zero because all of the Outstanding Shares are the subject of Submitted Hold Orders), such Submitted Bids by Potential Holders being hereinafter referred to collectively as "Sufficient Clearing Bids"); and

                  (C) if Sufficient Clearing Bids exist, the lowest rate per annum specified in the Submitted Bids (the "Winning Bid Rate") that, if:

                           (1) each Submitted Bid from Existing Holders
                  specifying the Winning Bid Rate and all other Submitted Bids from Existing Holders specifying lower rates per annum were rejected, thus entitling such Existing Holders to continue to hold the Shares that are the subject of such Submitted Bids, and

                           (2) each Submitted Bid from Potential Holders
                  specifying the Winning Bid Rate and all other Submitted Bids from Potential Holders specifying lower rates per annum were accepted, thus entitling the Potential Holders to purchase the Shares that are the subject of such Submitted Bids, would result in the number of Shares subject to all Submitted Bids specifying the Winning Bid Rate or a lower rate per annum being at least equal to the Available Shares.

         (ii) Promptly after the Auction Agent has made the determinations pursuant to paragraph 7(d)(i), the Auction Agent shall advise the Corporation of the Maximum Applicable Rate and, based on such determinations, the Applicable Rate for the next succeeding Dividend Period for the Shares as follows:

                  (A) if Sufficient Clearing Bids exist, that the Applicable Rate for the next succeeding Subsequent Dividend Period shall be equal to the Winning Bid Rate;

                  (B) if Sufficient Clearing Bids do not exist (other than because all of the Outstanding Shares are the subject of Submitted Hold Orders), that the Subsequent Dividend Period for such Shares next succeeding the Auction shall automatically be a Regular Dividend Period and the Applicable Rate for such next succeeding Subsequent Dividend Period shall be equal to the Maximum Applicable Rate; or

                  (C) if all of the Outstanding Shares are the subject of Submitted Hold Orders, that the Subsequent Dividend Period for such Shares next succeeding the Auction shall automatically be a Regular Dividend Period and the Applicable Rate for such next succeeding Subsequent Dividend Period shall be equal to 59% of the Reference Rate in effect on the date of such Auction.

         (e) Acceptance and Rejection of Submitted Bids and Submitted Sell Orders and Allocation of Shares. Based on the determinations made pursuant to paragraph 7(d)(i) the Submitted Bids and Submitted Sell Orders shall be accepted or rejected and the Auction Agent shall take such other action as set forth below:

         (i) If Sufficient Clearing Bids have been made, subject to the provisions of paragraph 7(e)(iii) and paragraph 7(e)(iv), Submitted Bids and Submitted Sell Orders shall be accepted or rejected in the following order of priority and all other Submitted Bids shall be rejected:

                  (A) the Submitted Sell Orders of Existing Holders shall be accepted and the Submitted Bid of each of the Existing Holders specifying any rate per annum that is higher than the Winning Bid Rate shall be accepted, thus requiring each such Existing Holder to sell the Outstanding Shares that are the subject of such Submitted Sell Order or Submitted Bid;

                  (B) the Submitted Bid of each of the Existing Holders specifying any rate per annum that is lower than the Winning Bid Rate shall be rejected, thus entitling each such Existing Holder to continue to hold the Outstanding Shares that are the subject of such Submitted Bid;

                  (C) the Submitted Bid of each of the Potential Holders specifying any rate per annum that is lower than the Winning Bid Rate shall be accepted;

                  (D) the Submitted Bid of each of the Existing Holders specifying a rate per annum that is equal to the Winning Bid Rate shall be rejected, thus entitling each such Existing Holder to continue to hold the Outstanding Shares that are the subject of such Submitted Bid, unless the number of Outstanding Shares subject to all such Submitted Bids shall be greater than the excess (the "Remaining Excess") of the Available Shares over the number of Outstanding Shares subject to Submitted Bids described in paragraph 7(e)(i)(B) and paragraph 7(e)(i)(C), in which event the Submitted Bids of each such Existing Holder shall be accepted, and each such Existing Holder shall be required to sell Outstanding Shares, but only in an amount equal to the difference between (1) the number of Outstanding Shares then held by such Existing Holder subject to such Submitted Bid and (2) the number of Shares obtained by multiplying (x) the number of Remaining Excess by (y) a fraction the numerator of which shall be the number of Outstanding Shares held by such Existing Holder subject to such Submitted Bid and the denominator of which shall be the sum of the number of Outstanding Shares subject to such Submitted Bids made by all such Existing Holders that specified a rate per annum equal to the Winning Bid Rate; and

                  (E) the Submitted Bid of each of the Potential Holders specifying a rate per annum that is equal to the Winning Bid Rate shall be accepted but only in an amount equal to the number of Outstanding Shares obtained by multiplying (x) the difference between the Available Shares and the number of Outstanding Shares subject to Submitted Bids described in paragraph 7(e)(i)(B), paragraph 7(e)(i)(C) and paragraph 7(e)(i)(D) by (y) a fraction the numerator of which shall be the number of Outstanding Shares subject to such Submitted Bid and the denominator of which shall be the sum of the number of Outstanding Shares subject to such Submitted Bids made by all such Potential Holders that specified rates per annum equal to the Winning Bid Rate.

         (ii) If Sufficient Clearing Bids have not been made (other than because all of the Outstanding Shares are subject to Submitted Hold Orders), subject to the provisions of paragraph 7(e)(iii), Submitted Orders shall be accepted or rejected as follows in the following order of priority and all other Submitted Bids shall be rejected:

                  (A) the Submitted Bid of each Existing Holder specifying any rate per annum that is equal to or lower than the Maximum Applicable Rate shall be rejected, thus entitling such Existing Holder to continue to hold the Outstanding Shares that are the subject of such Submitted Bid;

                  (B) the Submitted Bid of each Potential Holder specifying any rate per annum that is equal to or lower than the Maximum Applicable Rate shall be accepted, thus requiring such Potential Holder to purchase the Outstanding Shares that are the subject of such Submitted Bid; and

                  (C) the Submitted Bids of each Existing Holder specifying any rate per annum that is higher than the Maximum Applicable Rate shall be accepted and the Submitted Sell Orders of each Existing Holder shall be accepted, in both cases only in an amount equal to the difference between (1) the number of Outstanding Shares then held by such Existing Holder subject to such Submitted Bid or Submitted Sell Order and (2) the number of Shares obtained by multiplying (x) the difference between the Available Shares and the aggregate number of Outstanding Shares subject to Submitted Bids described in paragraph 7(e)(ii)(A) and paragraph 7(e)(ii)(B) by (y) a fraction the numerator of which shall be the number of Outstanding Shares held by such Existing Holder subject to such Submitted Bid or Submitted Sell Order and the denominator of which shall be the number of Outstanding Shares subject to all such Submitted Bids and Submitted Sell Orders.

         (iii) If, as a result of the procedures described in paragraph 7(e)(i) or paragraph 7(e)(ii), any Existing Holder would be entitled or required to sell, or any Potential Holder would be entitled or required to purchase, a fraction of a Share on any Auction Date, the Auction Agent shall, in such manner as it shall determine in its sole discretion, round up or down the number of Shares to be purchased or sold by any Existing Holder or Potential Holder on such Auction Date so that each Outstanding Share purchased or sold by each Existing Holder or Potential Holder on such Auction Date shall be a whole Share.

         (iv) If, as a result of the procedures described in paragraph 7(e)(i), any Potential Holder would be entitled or required to purchase less than a whole Share on any Auction Date, the Auction Agent shall, in such manner as in its sole discretion it shall determine, allocate Shares for purchase among Potential Holders so that only whole Shares are purchased on such Auction Date by any Potential Holder, even if such allocation results in one or more of such Potential Holders not purchasing any Shares on such Auction Date.

         (v) Based on the results of each Auction, the Auction Agent shall determine, with respect to each Broker-Dealer that submitted Bids or Sell Orders on behalf of Existing Holders or Potential Holders, the aggregate number of Outstanding Shares to be purchased and the aggregate number of the Outstanding Shares to be sold by such Potential Holders and Existing Holders and, to the extent that such aggregate number of Outstanding Shares to be purchased and such aggregate number of Outstanding Shares to be sold differ, the Auction Agent shall determine to which other Broker-Dealer or Broker-Dealers acting for one or more purchasers such Broker-Dealer shall deliver, or from which other Broker-Dealer or Broker-Dealers acting for one or more sellers such Broker-Dealer shall receive, as the case may be, Outstanding Shares.

         (f) Suspension of Auction During Non-Payment Period. Upon occurrence and during the continuance of a Non-Payment Period with respect to the Shares that has not been duly cured by the Corporation pursuant to paragraph 3(b), Auctions of such Shares shall be suspended and shall not resume in each case until (A) in the case of a Dividend Non-Payment Period, all accumulated and unpaid dividends on such Shares for all past Dividend Periods shall have been paid to the Auction Agent, or (B) in the case of a Redemption Non-Payment Period in connection with an Optional Redemption of less than all of the Shares, all amounts payable upon such Optional Redemption of such Shares shall have been paid to the Auction Agent, in each case by 12:00 noon, New York City time, on the relevant Auction Date with respect to such Shares, provided that, at least two Business Days but no more than 30 days prior to such Auction Date, the Corporation shall have given the Auction Agent, the Securities Depository and the applicable holders of record written notice of such deposit or availability.

         (g) Miscellaneous. The Corporation may interpret the provisions of this paragraph 7 to resolve any inconsistency or ambiguity, remedy any formal defect or make any other change or modification that does not substantially adversely affect the rights of Existing Holders of Shares. An Existing Holder (A) may sell, transfer or otherwise dispose of Shares only pursuant to a Bid or Sell Order in accordance with the procedures described in this paragraph 7 through a Broker-Dealer, except that transfers of Shares may also be effected through means other than pursuant to

Auctions provided that each such transfer shall be valid and accepted by the Auction Agent only if such Existing Holder or its Broker-Dealer or Agent Member, as applicable, shall have advised the Auction Agent in writing of such transfer by 3:00 P.M. on the Business Day next preceding the Auction Date with respect to such Shares, and (B) except as otherwise required by law, shall have the ownership of the Shares held by it maintained in book entry form by the Securities Depository in the account of its Agent Member, which in turn will maintain records of such Existing Holder's beneficial ownership. If an Existing Holder shall fail to comply with the restrictions contained in such Existing Holder's Purchaser's Letter, or if the representations and warranties contained in an Existing Holder's Purchaser's Letter cease to be accurate, the Corporation may require such Existing Holder to submit a Sell Order. Neither the Corporation nor any Affiliate shall submit an Order in any Auction. Any Existing Holder that is an Affiliate shall not sell, transfer or otherwise dispose of Shares to any Person other than the Corporation. All of the Outstanding Shares shall be represented by one or more certificates registered in the name of the nominee of the Securities Depository unless otherwise required by law or unless there is no Securities Depository. If there is no Securities Depository and during any Non-Payment Period for any Shares, at the Corporation's option and upon its receipt of such documents as it deems appropriate, such Shares may be registered in the stock register in the name of the Existing Holder thereof and such Existing Holder thereupon will be entitled to receive certificates therefor and required to deliver certificates therefor upon transfer or exchange thereof.

         8. Conversion and Exchange. The Holders of the Shares shall not have any rights to convert such shares into, or to exchange such shares for, shares of Common Stock, any other class or classes of capital stock (or any other security) or any other series of any class or classes of capital stock (or any other security) of the Corporation.

         9. Priority as to Certain Distributions. As a series of Preferred Stock, the Shares shall be entitled to such rights and priorities, and subject to such limitations, as to dividends as are set forth in these resolutions and in this Certificate of Designations.

         10. Sinking Fund. No sinking fund shall be provided for the purchase or redemption of the Shares.

         11. Exclusion of Other Rights. Unless otherwise required by law, the Shares shall not have any rights, including preemptive and subscription rights, or preferences other than those specifically set forth herein or as provided by applicable law.

         12. Miscellaneous. The Board of Directors may interpret the provisions hereof to resolve any inconsistency or ambiguity which may arise or be revealed and if such inconsistency or ambiguity reflects an inaccurate provision hereof, the Board of Directors may, in appropriate circumstances, authorize the filing of a certificate of correction pursuant to Delaware law.

         13. Change in Number of Shares. As provided in this Certificate of Designations, but subject to applicable law, the Board of Directors may increase or decrease the number of shares of this series of Preferred Stock subsequent to the issue of shares of this series, but not below the number of shares of Preferred Stock then outstanding. Notices. All notices or communications to the Corporation, unless otherwise specified in the By-Laws of the Corporation or this Certificate of Designations, shall be sufficiently given if in writing and delivered in person or mailed by first-class mail, postage prepaid, to the Corporation at its principal executive offices at 1200 Smith Street, Suite 300, Houston , Texas 77002, attention: Vice President, Finance. Notice shall be deemed given on the earlier of the date received or the date seven days after such notice is mailed.

         14. Securities Depository; Stock Certificates. (a) If there is a Securities Depository, one or more certificates for all of the Shares shall be issued to the Securities Depository and registered in the name of the Securities Depository or its nominee. Additional certificates may be issued as necessary to represent Shares. All such certificates shall bear a legend to the effect that such certificates are issued subject to the provisions restricting the transfer of Shares contained in this Certificate of Designations. Unless the Corporation shall have elected, during a Non-Payment Period, to waive this requirement, the Corporation will also issue stop-transfer instructions to the Auction Agent for the Shares. Except as provided in paragraph (b) below, the Securities Depository or its nominee will be the holder, and no Existing Holder shall receive certificates representing its ownership interest in such SharesIf the Applicable Rate applicable to the Shares shall be the Non-Payment Period Rate or there is no Securities Depository, the Corporation may at its option issue one or more new certificates with respect to such Shares (without the legend referred to in paragraph 8(a) above) registered in the names of the Existing Holders or their nominees and rescind the stop-transfer instructions referred to in paragraph 14(a) above with respect to such Shares.

         FURTHER RESOLVED, that the 500 Shares authorized for issuance pursuant to the resolutions of this duly authorized committee of the Board of Directors all constitute preferred stock within the 10,000,000 shares authorized pursuant to the Certificate of the Corporation.



         IN WITNESS WHEREOF, the Corporation has caused this Certificate to be signed by David R. Looney, its Vice President, this 20th day of December, 1999.


                                        EOG RESOURCES, INC.



                                        By:        /s/ DAVID R. LOONEY
                                             -----------------------------------
                                             David R. Looney, Vice President